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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-196523

PROSPECTUS SUPPLEMENT

(To prospectus dated July 11, 2014)

Common Units Representing Limited Partner Interests
Having an Aggregate Offering Price of Up to $200,000,000

        This prospectus supplement and the accompanying prospectus relate to the issuance and sale from time to time of common units representing limited partner interests in TC PipeLines, LP having an aggregate offering price of up to $200,000,000 through Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc. and UBS Securities LLC, as our sales agents. These sales, if any, will be made pursuant to the terms of an equity distribution agreement between us and the sales agents, which has been previously filed as an exhibit to a Current Report on Form 8-K that we filed with the Securities and Exchange Commission.

        Under the terms of the equity distribution agreement, we also may sell common units to any sales agent as principal for its own account at a price agreed upon at the time of the sale. If we sell common units to any sales agent as principal, we will enter into a separate terms agreement with the sales agent and we will describe that agreement in a separate prospectus supplement or pricing supplement.

        Our common units trade on the New York Stock Exchange, or NYSE, under the symbol "TCP." On August 18, 2014, the last sale price of our common units as reported on the New York Stock Exchange was $55.62 per common unit. Sales of our common units under this prospectus supplement, if any, will be made by any method permitted by law deemed to be an "at the market" offering, including ordinary brokers' transactions through the facilities of the NYSE, to or through a market maker, or directly on or through an electronic communication network, a "dark pool" or any similar market venue, at market prices, in block transactions, or as otherwise agreed between us and one or more of the sales agents.

        The compensation of the sales agent for sales of common units shall be at a fixed commission rate of up to 2.0% of the gross sales price per common unit. The net proceeds from any sales under this prospectus supplement will be used as described under "Use of Proceeds."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Wells Fargo Securities

                                  BofA Merrill Lynch

                                                                  J.P. Morgan

                                                                              SunTrust Robinson Humphrey

                                                                                                                 UBS Investment Bank

The date of this prospectus supplement is August 19, 2014.

        This document is in two parts. The first part is this prospectus supplement, which describes our business and the specific terms of this common unit offering. The second part is the accompanying prospectus, which gives more general information. Generally, when we refer only to the "prospectus," we are referring to both parts combined. If the information about the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any other information to which we have referred you. We have not authorized anyone to provide you with additional or different information. We are not, and the sales agents are not, making an offer of these common units in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates on the front of these documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

        None of TC PipeLines, LP, the sales agents or any of their respective representatives is making any representation to you regarding the legality of an investment in our common units by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in the common units.

S-i

 SUMMARY

        This summary highlights information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. We urge you to read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully, including the historical financial statements and notes to those financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus, to understand fully our business and the terms and risks of the common units, as well as the tax and other considerations that are important in making your investment decisions. Please read "Risk Factors" in this prospectus supplement and our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference herein ("2013 10-K"), and "Forward-Looking Statements and Cautionary Statement Regarding Forward-Looking Information" in our 2013 10-K, for information about important risks that you should consider before investing in the common units.

        As used in this prospectus supplement and the accompanying prospectus, unless otherwise indicated, the terms the "Partnership," "TC PipeLines," "us," "we," "our" and similar terms refer to TC PipeLines, LP, together with our subsidiaries. "TransCanada" refers to TransCanada Corporation and its subsidiaries. "TC PipeLines GP" refers to TC PipeLines GP, Inc., our general partner.

TC PipeLines, LP

Overview

        We are a publicly traded Delaware master limited partnership, formed by TransCanada in 1998 to acquire, own and participate in the management of energy infrastructure businesses in North America. Our pipeline systems transport natural gas in the United States of America ("U.S."). Our common units are traded on the NYSE under the symbol "TCP." Our general partner is TC PipeLines GP, an indirect, wholly owned subsidiary of TransCanada.

        We have equity ownership interests in six natural gas interstate pipeline systems that collectively are designed to transport approximately 8.9 billion cubic feet per day ("Bcf/d") of natural gas from producing regions and import facilities to market hubs and consuming markets primarily in the Western and Midwestern U.S. All of our pipeline systems are operated by subsidiaries of TransCanada.

        Our pipeline systems include:

Pipeline	Length	Description	Ownership

GTN	1,353 miles	Extends between an interconnection near Kingsgate, British Columbia, Canada at the Canadian Border to a point near Malin, Oregon at the California border. TransCanada owns the remaining 30 percent of Gas Transmission Northwest LLC ("GTN").	70%
Northern Border	1,408 miles	Extends between the Canadian border near Port of Morgan, Montana to a terminus near North Hayden, Indiana, south of Chicago. Northern Border is capable of receiving natural gas from Canada, the Williston Basin and Rocky Mountain Basin. ONEOK Partners, L.P. owns the remaining 50 percent of Northern Border Pipeline Company.	50%

Pipeline	Length	Description	Ownership

Bison	303 miles	Extends from a location near Gillette, Wyoming to Northern Border's pipeline system in North Dakota. Bison was placed into service in January 2011 to transport natural gas from the Powder River Basin to Midwest markets. TransCanada owns the remaining 30 percent of Bison Pipeline LLC.	70%
Great Lakes	2,115 miles	Connects with the TransCanada Mainline at the Canadian border near Emerson, Manitoba, Canada and St. Clair, Michigan, near Detroit. Great Lakes is a bi-directional pipeline that can receive and deliver natural gas at multiple points along its system. TransCanada owns the remaining 53.55 percent of Great Lakes Gas Transmission Limited Partnership.	46.45%
North Baja	86 miles	Extends between an interconnection with the El Paso Natural Gas Company pipeline near Ehrenberg, Arizona to an interconnection with a natural gas pipeline near Ogilby, California on the Mexican border. North Baja is a bi-directional pipeline. North Baja pipeline is owned by North Baja Pipeline, LLC.	100%
Tuscarora	305 miles	Extends between GTN near Malin, Oregon to its terminus near Reno, Nevada and delivers natural gas in northeastern California and northwestern Nevada. Tuscarora pipeline is owned by Tuscarora Gas Transmission Company.	100%

Relationship with TransCanada

        TransCanada is the indirect parent of our general partner and owns, through its subsidiaries, an approximate 28.9 percent equity interest in the Partnership as of August 19, 2014. TransCanada is a major energy infrastructure company, listed on the Toronto Stock Exchange and NYSE, with more than 60 years of experience in the responsible development and reliable operation of energy infrastructure in North America. TransCanada is primarily focused on natural gas and oil transmission and power generation services. As of August 19, 2014, TransCanada owns approximately $54 billion in total assets, including 35,500 miles of wholly-owned natural gas pipelines, interests in an additional 7,000 miles of natural gas pipelines, 2,639 miles of wholly-owned oil pipelines and approximately 407 billion cubic feet of storage capacity. TransCanada also owns, controls or is developing over 11,800 megawatts of power generation.

        TransCanada operates our pipeline systems and, in some cases, contracts for pipeline capacity. We have purchased assets from TransCanada and jointly participated with TransCanada in acquiring assets from third parties, including acquisitions that we would have been unable to pursue on our own. We may have similar opportunities going forward. TransCanada, however, is under no obligation to allow us to participate in any of its pipeline or energy infrastructure acquisitions, nor is TransCanada required to offer any of its assets to us.

Our Executive Offices

        Our principal executive offices are located at 717 Texas Street, Suite #2400, Houston, Texas 77002, and our telephone number is (877) 290-2772.

 The Offering

Common units offered	Common units having an aggregate offering price of up to $200,000,000.
Use of proceeds	We will use the net proceeds of this offering, after deducting the sales agents' commission and our offering expenses, for general partnership purposes.
Certain relationships
Affiliates of the sales agents are lenders under our revolving credit facility, and as such, may receive a portion of the proceeds from this offering if and to the extent any proceeds are used to repay borrowings under such facility. See "Plan of Distribution" in this prospectus supplement.
New York Stock Exchange symbol	"TCP"
Material tax consequences
For a discussion of other material U.S. federal income tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the U.S., please read "Material Tax Considerations" in the accompanying prospectus.
Risk factors
There are risks associated with investing in our common units. You should consider carefully the information under the heading "Risk Factors" beginning on page S-4 of this prospectus supplement, and on page 7 of the accompanying prospectus and all other information, including the information incorporated herein by reference, to ensure you understand the risks associated with an investment in our common units.

 RISK FACTORS

        Investing in our common units offered pursuant to this prospectus supplement and the accompanying prospectus involves certain risks. You should carefully consider the following risk factor and those described under "Risk Factors" in the accompanying prospectus and in Part I. Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, together with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in our common units. If any of these risks were to occur, our business, financial condition or results of operations could be materially adversely affected. In such case, our ability to make distributions to our unitholders may be reduced, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Related to Our Common Units

        The price of our common units may be adversely affected by the future issuance and sale of additional common units, including pursuant to the equity distribution agreement, or by our announcement that such issuances and sales may occur.

        We cannot predict the size of future issuances or sales of our common units, including those made pursuant to the equity distribution agreement with any of our sales agents or in connection with future acquisitions or capital raising activities, or the effect, if any, that such issuances or sales may have on the market price of our common units. In addition, the sales agents will not engage in any transactions that stabilize the price of our common units. The issuance and sale of substantial amounts of common units, including issuances and sales pursuant to the equity distribution agreement, or announcement that such issuances and sales may occur, could adversely affect the market price of our common units.

USE OF PROCEEDS

        We intend to use the net proceeds of this offering, after deducting the sales agent's commission and our offering expenses, for general partnership purposes as described in the accompanying prospectus. Affiliates of the sales agents are lenders under our revolving credit facility which matures on November 20, 2017 and our term loan facility which matures on July 1, 2018. If we use any net proceeds of this offering to repay borrowings under our revolving credit facility, then the sales agents and their affiliated and associated persons may receive proceeds from this offering. See "Plan of Distribution—Conflicts of Interest."

        As of June 30, 2014, total borrowings under our revolving credit facility were $365 million. At the Partnership's option, the interest rate on the outstanding borrowings under the revolving credit facility may be lenders' base rate or the London Interbank Offered Rate ("LIBOR") plus, in either case, an applicable margin that is based on the Partnership's long-term unsecured credit ratings. The interest rate on the revolving credit facility averaged 1.41 percent for the three months ended June 30, 2014. The outstanding borrowings under the revolving credit facility were incurred primarily for general partnership purposes. For a detailed description of our revolving credit facility, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Contractual Obligations" in our 2013 10-K as updated by the section of the same title in our quarterly report on Form 10-Q for the quarter ended June 30, 2014, each of which is incorporated by reference into this prospectus supplement.

TAX CONSIDERATIONS

        The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal U.S. federal income tax considerations associated with our operations and the purchase, ownership and disposition of common units, please read "Material Tax Considerations" in the accompanying prospectus and "Risk Factors—Tax Risks" in our 2013 10-K. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

 PLAN OF DISTRIBUTION

        We have entered into an equity distribution agreement with Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc. and UBS Securities LLC, as sales agents, under which we may offer and sell common units having an aggregate offering price of up to $200,000,000 from time to time. The equity distribution agreement has been filed as an exhibit to a Current Report on Form 8-K, which is incorporated by reference into this prospectus supplement. The sales, if any, of common units made under the equity distribution agreement will be made by any method permitted by law deemed to be an "at the market" offering, including ordinary brokers' transactions on the New York Stock Exchange, to or through a market maker or directly on or through an electronic communication network, a "dark pool" or any similar market venue, at market prices, in block transactions, or as otherwise as agreed upon by one or more of the sales agents and us. As sales agents, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J. P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc. and UBS Securities LLC will not engage in any transactions that stabilize the price of our common units.

        Under the terms of the equity distribution agreement, we also may sell common units to one or more of our sales agents as principal for its own account at a price agreed upon at the time of sale. If we sell common units to one or more of our sales agents as principal, we will enter into a separate agreement with such sales agent and we will describe this agreement in a separate prospectus supplement or pricing supplement.

        We will designate the maximum amount of common units to be sold through the sales agents on a daily basis or otherwise as we and the sales agents agree and the minimum price per common unit at which such common units may be sold. Subject to the terms and conditions of the equity distribution agreement, the sales agents will use their commercially reasonable efforts to sell on our behalf all of the designated common units. We may instruct the sales agents not to sell any common units if the sales cannot be effected at or above the price designated by us in any such instruction. We or the sales agents may suspend the offering of common units at any time and from time to time by notifying the other party.

        The sales agents will provide to us written confirmation following the close of trading on the New York Stock Exchange each day in which common units are sold under the equity distribution agreement. Each confirmation will include the number of common units sold on that day, the gross sales proceeds from such sales, the compensation payable by us to the sales agents and the net proceeds to us (after regulatory transaction fees, if any, but before other expenses). We will report at least quarterly the number of common units sold through the sales agents under the equity distribution agreement, the net proceeds to us (before expenses) and the commissions paid by us to the sales agents in connection with the sales of the common units.

        We will pay each sales agent a commission of up to 2.0% of the gross sales price per common unit sold through it as our agent under the equity distribution agreement. We have agreed to reimburse the sales agents for certain of their expenses.

        Settlement for sales of common units will occur on the third trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

        If we have reason to believe that our common units are no longer an "actively-traded security" as defined under Rule 101(c)(l) of Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we will promptly notify the sales agents and sales of common units pursuant to the equity distribution agreement or any terms agreement will be suspended until in our judgment Rule 101(c)(1) or another exemptive provision has been satisfied.

        The offering of common units pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of all common units subject to the equity distribution agreement or (2) the termination of the equity distribution agreement by us as to all the sales agents or by all of the sales agents.

        In connection with the sale of the common units on our behalf, each of the sales agents will be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and the compensation paid to the sales agents may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agents against certain liabilities, including civil liabilities under the Securities Act.

Conflicts of Interest

        The sales agents and/or affiliates of each of the sales agents have, from time to time, performed, and may in the future perform, various financial advisory and commercial and investment banking services for us and our affiliates, for which they have received and in the future will receive customary compensation and expense reimbursement. Affiliates of Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc. and UBS Securities LLC are lenders under our revolving credit facility and affiliates of Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and SunTrust Robinson Humphrey, Inc. are lenders under our term loan facility and, as such, may receive a portion of the proceeds from this offering if and to the extent any proceeds are used to repay borrowings under such facility.

FINRA

        Because the Financial Industry Regulatory Authority, or FINRA, views the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Selling Restrictions

Notice to Prospective Investors in the EEA

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a "relevant member state"), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the "relevant implementation date"), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in each relevant member state. The expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

Notice to Prospective Investors in the United Kingdom

        Our partnership may constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000 ("FSMA") that is not a "recognised collective investment scheme" for the purposes of FSMA ("CIS") and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

  (1)
  if our partnership is a CIS and is marketed by a person who is an authorised person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 ("Promotion of Collective Investment Schemes") (Exemptions) Order 2001, as amended (the "CIS Promotion Order") or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

  (2)
  otherwise, if marketed by a person who is not an authorised person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 ("Financial Promotion") Order 2005, as amended (the "Financial Promotion Order") or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

  (3)
  in both cases (1) and (2) to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as "relevant persons").

        Our partnership's common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to our partnership.

Notice to Prospective Investors in Switzerland

        This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. Our common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be distributed in connection with any such public offering. We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 ("CISA"). Accordingly, our common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be made available through a public offering in or from Switzerland. Our common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

Notice to Prospective Investors in Germany

        This document has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Capital Investment Act (Vermögensanlagengesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this document and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 2 no. 4 of the German Capital Investment Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This document is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

        The offering does not constitute an offer to sell or the solicitation of an offer to buy our common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in the Netherlands

        Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

LEGAL MATTERS

        The validity of the common units will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. Certain legal matters in connection with the common units offered hereby will be passed upon for the sales agents by Baker Botts L.L.P., Houston, Texas.

EXPERTS

        The consolidated financial statements of TC PipeLines, LP as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Great Lakes Gas Transmission Limited Partnership as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Northern Border Pipeline Company as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the Securities and Exchange Commission, or SEC, under the Securities Act that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

        In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. We also make available free of charge on our website, at http://www.tcpipelineslp.com, all materials that we file electronically with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Section 16 reports and amendments to these reports, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        We incorporate by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

  •
  Our Quarterly Report on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

  •
  Our Current Reports on Form 8-K filed on March 3, 2014 and August 19, 2014; and

  •
  The description of our common units contained in our registration statement on Form 8-A/A, filed on November 12, 2009.

        We also incorporate by reference additional documents that we may file with the SEC (other than information deemed to be "furnished" and not "filed" under SEC guidelines) until all of the securities offered by this prospectus supplement have been sold. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

        You may obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this document, by requesting them in writing or by telephone from us at the following address:

TC PipeLines, LP
717 Texas Street, Suite 2400
Houston, Texas 77002-2761
Attn: Secretary
Toll Free: (877) 290-2772

PROSPECTUS

TC PipeLines, LP

Common Units

        We may from time to time, in one or more offerings, offer and sell common units representing limited partner interests of TC PipeLines, LP, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. The aggregate offering price of all common units sold by us under this prospectus will not exceed $200,000,000.

        This prospectus provides you with a general description of the common units we may offer and the manner in which they may be offered. Each time we sell common units, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in our common units. This prospectus may not be used to consummate sales of our common units unless it is accompanied by a prospectus supplement.

        Our common units are listed on the New York Stock Exchange (the "NYSE") under the symbol "TCP." On July 3, 2014, the last reported sale price of our common units on the NYSE was $51.24 per unit.

        Investing in our common units involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risks described under "Risk Factors" on page 7 of this prospectus, in any accompanying prospectus supplement or in the documents incorporated by reference into this prospectus before making a decision to invest in our common units.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 11, 2014

        You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable prospectus supplement and any free writing prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any underwriter, dealer or agent will make an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and any applicable prospectus supplement is accurate only as of the dates on their covers. You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date the respective information was filed with the Securities and Exchange Commission (the "SEC"). Our business, financial condition, results of operations and prospects may have changed since those dates.

i

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, we may offer and sell from time to time our common units described in this prospectus in one or more offerings.

        This prospectus provides you with only a general description of us and the common units that we may offer. This prospectus does not contain all of the information set forth in the registration statement of which this prospectus is a part, as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered securities, please refer to the registration statement of which this prospectus is a part.

        Each time we sell common units with this prospectus, we will provide a prospectus supplement that contains specific information about the offering and the terms of the offered securities. The prospectus supplement also may add, delete, update or change information contained in this prospectus. You should rely only on the information in the applicable prospectus supplement if this prospectus and the applicable prospectus supplement are inconsistent. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the section of this prospectus titled "Where You Can Find More Information." In particular, you should carefully consider the risks and uncertainties described under the section titled "Risk Factors" or otherwise included in any applicable prospectus supplement or incorporated by reference in this prospectus before you decide whether to purchase our common units. These risks and uncertainties, together with those not known to us or those that we may deem immaterial, could impair our business and our financial condition and results of operations.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), that registers the common units offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

        In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. We also make available free of charge on our website, at http://www.tcpipelineslp.com, all materials that we file electronically with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Section 16 reports and amendments to these reports, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the applicable offering under this prospectus and any prospectus supplement is terminated, in each case other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and that is not deemed filed under the Exchange Act and is not incorporated in this prospectus.

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  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

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  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

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  Our Current Report on Form 8-K filed on March 3, 2014; and

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  The description of our common units contained in our registration statement on Form 8-A/A, filed on November 12, 2009.

        You may obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this document, by requesting them in writing or by telephone from us at the following address:

TC PipeLines, LP
717 Texas Street, Suite #2400
Houston, Texas 77002
Attn: Secretary
Toll Free: (877) 290-2772

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The statements in this prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference that are not historical information, including statements concerning plans and objectives of management for future operations, economic performance or related assumptions, are forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "forecast," "should," "predict," "could," "will," "may," and other terms and expressions of similar meaning. The absence of these words, however, does not mean that the statements are not forward-looking.

        These statements are based on management's beliefs and assumptions and on currently available information and include, but are not limited to, statements regarding anticipated financial performance, future capital expenditures, liquidity, market or competitive conditions, regulations, organic or strategic growth opportunities, contract renewals and ability to market open capacity, business prospects, outcome of regulatory proceedings and cash distributions to unitholders. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results predicted. Factors that could cause actual results and our financial condition to differ materially from those contemplated in the forward-looking statements include, but are not limited to:

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  the ability of our pipeline systems to sell available capacity on favorable terms and renew expiring contracts which are affected by, among other factors:

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  demand for natural gas;

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  changes in relative cost structures and production levels of natural gas producing basins;

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  natural gas prices and regional differences;

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  weather conditions;

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  availability and location of natural gas supplies in Canada and the United States of America ("U.S.") in relation to our pipeline systems;

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  competition from other pipeline systems;

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  natural gas storage levels; and

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  rates and terms of service;

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  the performance by the shippers of their contractual obligations on our pipeline systems;

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  the outcome and frequency of rate proceedings or settlement negotiations on our pipeline systems;

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  changes in the taxation of master limited partnership investments by state governments or the federal government such as the elimination of pass-through taxation or tax deferred distributions;

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  increases in operational or compliance costs resulting from changes in laws and governmental regulations affecting our pipeline systems, particularly regulations issued by the Federal Energy Regulatory Commission, the U.S. Environmental Protection Agency and the U.S. Department of Transportation;

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  our ongoing ability to grow distributions through acquisitions, accretive expansions or other growth opportunities;

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  potential conflicts of interest between TC PipeLines GP, Inc., our general partner (the "General Partner"), TransCanada Corporation and its subsidiaries ("TransCanada"), and us;

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  the ability to maintain secure operation of our information technology;

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  the impact of any impairment charges;

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  operating hazards, casualty losses and other matters beyond our control; and

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  the level of our indebtedness, including the indebtedness of our pipeline systems, and the availability of capital.

        Other factors described elsewhere in this prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference, or factors that are unknown or unpredictable, could also have material adverse effects on future results. Please also read "Risk Factors" in this prospectus and any accompanying prospectus supplement and "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other SEC filings. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. These forward-looking statements and information are made only as of the date of this prospectus, the applicable prospectus supplement or the filing of the report in which they were included, and except as required by applicable law, we undertake no obligation to update these forward-looking statements and information to reflect new information, subsequent events or otherwise.

 ABOUT TC PIPELINES, LP

        We are a publicly traded Delaware master limited partnership, formed by TransCanada in 1998 to acquire, own and participate in the management of energy infrastructure businesses in North America. Our pipeline systems transport natural gas in the U.S. Our common units are traded on the New York Stock Exchange (the "NYSE") under the symbol "TCP." Our General Partner is an indirect, wholly-owned subsidiary of TransCanada.

        TC PipeLines, LP ("TC PipeLines") and its subsidiaries are collectively referred to herein as the "Partnership." In this prospectus, references to "we," "us" or "our" refer to the Partnership. The Partnership's subsidiary limited partnerships, TC PipeLines Intermediate Limited Partnership, TC Tuscarora Intermediate Limited Partnership and TC GL Intermediate Limited Partnership, are collectively referred to herein as the "Intermediate Partnerships." Great Lakes, Northern Border, GTN, Bison, North Baja and Tuscarora (each as defined below), together with any future subsidiaries owning pipeline systems, are collectively referred to herein as the "Operating Entities."

        We have equity ownership interests in six natural gas interstate pipeline systems that collectively are designed to transport approximately 8.9 billion cubic feet per day ("Bcf/d") of natural gas from producing regions and import facilities to market hubs and consuming markets primarily in the Western and Midwestern U.S. All of our pipeline systems are operated by subsidiaries of TransCanada.

        Our pipeline systems include:

Pipeline	Length	Description	Ownership

GTN	1,353 miles	Extends between an interconnection near Kingsgate, British Columbia, Canada at the Canadian Border to a point near Malin, Oregon at the California border. TransCanada owns the remaining 30 percent of Gas Transmission Northwest LLC ("GTN").	70%
Northern Border	1,408 miles	Extends between the Canadian border near Port of Morgan, Montana to a terminus near North Hayden, Indiana, south of Chicago. Northern Border is capable of receiving natural gas from Canada, the Williston Basin and Rocky Mountain Basin. ONEOK Partners, L.P. owns the remaining 50 percent of Northern Border Pipeline Company ("Northern Border").	50%
Bison	303 miles	Extends from a location near Gillette, Wyoming to Northern Border's pipeline system in North Dakota. Bison was placed into service in January 2011 to transport natural gas from the Powder River Basin to Midwest markets. TransCanada owns the remaining 30 percent of Bison Pipeline LLC ("Bison").	70%
Great Lakes	2,115 miles	Connects with the TransCanada Mainline at the Canadian border near Emerson, Manitoba, Canada and St. Clair, Michigan, near Detroit. Great Lakes is a bi-directional pipeline that can receive and deliver natural gas at multiple points along its system. TransCanada owns the remaining 53.55 percent of Great Lakes Gas Transmission Limited Partnership ("Great Lakes").	46.45%

Pipeline	Length	Description	Ownership

North Baja	86 miles	Extends between an interconnection with the El Paso Natural Gas Company pipeline near Ehrenberg, Arizona to an interconnection with a natural gas pipeline near Ogilby, California on the Mexican border. North Baja is a bi-directional pipeline. North Baja pipeline is owned by North Baja Pipeline, LLC ("North Baja").	100%
Tuscarora	305 miles	Extends between GTN near Malin, Oregon to its terminus near Reno, Nevada and delivers natural gas in northeastern California and northwestern Nevada. Tuscarora pipeline is owned by Tuscarora Gas Transmission Company ("Tuscarora").	100%

 RISK FACTORS

        Limited partner interests are inherently different from the capital stock of a corporation. An investment in our common units involves a high degree of risk. You should carefully consider all of the information contained in, or incorporated by reference in, this prospectus and the applicable prospectus supplement, and other information that may be incorporated by reference in this prospectus and any prospectus supplement as provided under "Where You Can Find More Information," including those in Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read "Cautionary Statement Regarding Forward-Looking Statements." Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition or results of operation could be materially and adversely affected. In that case, the trading price of our common units could decline and you could lose all or part of your investment.

USE OF PROCEEDS

        Except as otherwise provided in any prospectus supplement, we will use the net proceeds we receive from the sale of common units for general partnership purposes, which may include repayment of debt, capital expenditures, future acquisitions and working capital.

        Any specific allocation of the net proceeds of an offering of common units to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement.

 DESCRIPTION OF COMMON UNITS

Number of Units

        As of June 3, 2014, we had 62,327,766 common units outstanding, of which 45,242,935 were held by the public, 11,287,725 were held by TransCan Northern Ltd. and 5,797,106 were held by the General Partner. TransCan Northern Ltd. and the General Partner are each indirect wholly-owned subsidiaries of TransCanada. TransCanada, through its indirect ownership of the General Partner, holds a two percent general partner interest in the Partnership.

        The common units represent an aggregate 98 percent limited partner interest and the general partner interest represents an effective two percent general partner interest in the Partnership.

        Under our partnership agreement, we may issue, without further unitholder action, an unlimited number of additional limited partner interests and other equity securities with such rights, preferences and privileges as may be established by the General Partner in its sole discretion.

Distributions

        We will make quarterly cash distributions to our partners comprising all of our Available Cash. Available Cash is defined in the partnership agreement and generally means, with respect to any quarter of the Partnership, all cash on hand at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to:

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  provide for the proper conduct of our business (including reserves for future capital expenditures and for anticipated credit needs);

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  comply with applicable laws or any of our debt instruments or other agreements; or

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  provide funds for cash distributions to unitholders and the General Partner in respect of any one or more of the next four quarters.

We distribute Available Cash from our operations in the following manner:

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  First, 98 percent to all units, pro rata, and two percent to the General Partner, until each unitholder has received the first target distribution of $0.81 per common unit for that quarter;

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  Second, 85 percent to all units, pro rata, and 15 percent to the General Partner, until each unitholder has received the second target distribution of $0.88 for that quarter; and

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  Thereafter, 75 percent to all units, pro rata, and 25 percent to the General Partner.

Voting

        Our General Partner is our manager and operator. Unlike the stockholders in a corporation, holders of our common units have only limited voting rights on matters affecting our business. Unitholders have no right to elect our General Partner or its board of directors. The members of the board of directors of our General Partner, including the independent directors, are appointed by its parent company and not by the unitholders.

        Unitholders will not have voting rights except with respect to the following matters, for which our partnership agreement requires the approval of the holders of a majority of the units, unless otherwise indicated:

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  the merger of the Partnership or a sale, exchange or other disposition of all or substantially all of our assets;

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  the removal of our General Partner (requires 66 2/3% of the outstanding units, including units held by our General Partner and its affiliates);

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  the election of a successor General Partner;

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  the dissolution of the Partnership or the reconstitution of the Partnership upon dissolution;

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  approval of certain actions of our General Partner (including the transfer by the General Partner of its general partner interest under certain circumstances); and

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  certain amendments to the partnership agreement, including any amendment that would cause us to be treated as an association taxable as a corporation.

        Under the partnership agreement, our general partner generally will be permitted to effect, without the approval of unitholders, amendments to the partnership agreement that do not adversely affect unitholders.

        Each holder of common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders; provided that, if at any time any person or group (other than TransCanada and its affiliates) owns beneficially 20 percent or more of all common units, such common units so owned may not be voted on any matter and may not be considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement.

Listing

        Our outstanding common units are listed on the NYSE under the symbol "TCP." Any additional common units we issue will also be listed on the NYSE.

Transfer Agent and Registrar

        Our transfer agent and registrar for the common units is Computershare Investor Services.

Summary of Limited Partnership Agreement

        A summary of the important provisions of our partnership agreement is included in our Registration Statement on Form 8-A/A filed on July 7, 2009.

 MATERIAL TAX CONSIDERATIONS

        This section is a summary of material federal income tax considerations that may be relevant to an investment in our common units and, unless otherwise noted in the following discussion, expresses the opinion of Orrick, Herrington & Sutcliffe LLP, our tax counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

        The following discussion does not address all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, partnerships, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, real estate investment trusts or mutual funds. Accordingly, we recommend that you consult, and depend on, your own tax advisor in analyzing the federal, state, local and foreign tax consequences to you of an investment in our common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of counsel and are based on the accuracy of the representations we make.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on the opinion of Orrick, Herrington & Sutcliffe LLP in this regard. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the General Partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, counsel has not rendered an opinion with respect to the following specific federal income tax issues:

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  the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales");

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  whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and

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  whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted tax basis in his partnership interest.

        No ruling has been or will be sought from the IRS with respect to our classification as a partnership for federal income tax purposes or as to the classification as partnerships of the Intermediate Partnerships or the Operating Entities, whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code or any other matter affecting us or prospective unitholders. Instead we have relied on the opinion of counsel that, based upon the Internal Revenue Code, Treasury Regulations, published revenue rulings and court decisions and representations described below, we, the Intermediate Partnerships and the Operating Entities will each be classified as a partnership for federal income tax purposes.

        In rendering its opinion that we, the Intermediate Partnerships and the Operating Entities have been and will continue to be treated as partnerships for federal income tax purposes, Orrick, Herrington & Sutcliffe LLP has relied on the factual representations made by us and the General Partner, including:

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  None of TC PipeLines or any of the Intermediate Partnerships or the Operating Entities has elected or will elect to be treated as an association or corporation, and none of the Intermediate Partnerships or the Operating Entities has ever been a publicly-traded partnership;

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  For each taxable year, more than 90 percent of our gross income has been and will be derived from the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas, its products and industrial source carbon dioxide, or other items of income as to which counsel has or will opine are "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and

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  None of TC PipeLines or any of the Intermediate Partnerships or Operating Entities has engaged or will engage in any significant activity other than the transportation (within the meaning of Section 7704(d) of the Internal Revenue Code) of natural gas without first receiving an opinion of counsel to the effect that such activity will not cause TC PipeLines or any Intermediate Partnership or Operating Entity to have income that is not qualifying income.

        Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "qualifying income exception," exists with respect to publicly-traded partnerships of which 90 percent or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation and marketing of natural gas. Other types of qualifying income include interest from other than a financial business, dividends, gains from the sale of real property, and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We have satisfied the qualifying income test in each taxable year to date. We estimate that less than four percent of our current gross income is not qualifying income. The percentage of our gross income that constitutes qualifying income could change from time to time, but we project that the amount of non-qualifying gross income will not approach ten percent of our gross income in any year. Based upon and subject to this estimate and projection, the factual representations made by us and the General Partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90 percent of our gross income constitutes qualifying income.

        If we fail to meet the qualifying income exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the qualifying income exception, in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us, so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If any of TC PipeLines, an Intermediate Partnership or an Operating Entity were treated as an association taxable as a corporation in any taxable year, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to its equity holders, and its net income would be taxed to it at corporate rates. In addition, any distributions by the affected entity to its equity holders would be treated as either taxable dividend income, to the extent of its current or accumulated earnings and profits, or, in the absence of earnings and profits, as a nontaxable return of capital, to the extent of the holder's tax basis in its equity interest in the entity, or as taxable capital gain, after the holder's tax basis in the equity interest is reduced to zero. Accordingly, treatment of TC PipeLines or any of the Intermediate Partnerships or the Operating Entities as an association taxable as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

        The discussion below is based on Orrick, Herrington & Sutcliffe LLP's opinion that we, the Intermediate Partnerships and the Operating Entities will each be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of TC PipeLines will be treated as partners of TC PipeLines for federal income tax purposes. Assignees who have executed and delivered transfer applications and are awaiting admission as limited partners and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will also be treated as partners of TC PipeLines for federal income tax purposes. Because there is no direct or indirect controlling authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive certain federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such common units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. Such holders are urged to consult their own tax advisors with respect to their status as partners of TC PipeLines for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-Through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his allocable share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, a unitholder may be allocated a share of our income even if he has not received a cash distribution. The income allocated to unitholders will generally be taxable as ordinary income. Each unitholder must include in income his allocable share of our income, gain, loss and deduction for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Our distributions to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the General Partner, bears the economic risk of loss, known as "non-recourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent that our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on the Deductibility of Our Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our non-recourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income which will equal the excess of the non-pro rata portion of the distribution over the unitholder's tax basis for the share of the Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units.    A unitholder will have an initial tax basis for his common units equal to the amount he paid for the common units plus his share of our non-recourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our non-recourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by his share of our losses, by any decreases in his share of our non-recourse liabilities and by his share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our General Partner, but will have a share, generally based on his share of profits, of our non-recourse liabilities.

        Limitations on Deductibility of Our Losses.    The deduction by a unitholder of his share of our losses will be limited to his tax basis in his common units and, in the case of an individual unitholder or a corporate unitholder who is subject to the "at risk" rules, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than the unitholder's tax basis. A unitholder must recapture losses deducted in previous years to the extent that our distributions cause the unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in the future to the extent that his at risk amount is subsequently increased, provided such losses do not exceed his tax basis in his common units. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitations in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of his tax basis in his common units, excluding any portion of that basis attributable to his share of our non-recourse liabilities, reduced by any amount of money the unitholder borrows to acquire or hold his common units if the lender of such borrowed funds owns an interest in us, is related to the unitholder or can look only to common units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our non-recourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly- traded partnership. Consequently, any passive losses we generate will only be available to offset future income we generate and will not be available to offset income from other passive activities or investments, including other publicly- traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of our income may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction to an unrelated party. The passive activity loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses we generate, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly-traded partnership will be treated as investment income to unitholders. In addition, a unitholder's share of our portfolio income will be treated as investment income.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction are allocated among the General Partner and the unitholders in accordance with their respective percentage interests in us. At any time that incentive distributions are made to the General Partner, gross income is allocated to the General Partner to the extent of these distributions. If we have a net loss, that loss is generally allocated first, to the General Partner and the unitholders in accordance with their respective percentage interests to the extent of their positive capital accounts, as maintained under the partnership agreement, and second, to the General Partner.

        Specified items of our income, deduction, gain and loss are allocated to account for the difference between the tax basis and fair market value of property contributed to us and to account for the difference between the tax basis and the fair market value of our property at the time of the offering of units in accordance with Section 704 of the Internal Revenue Code and the Treasury Regulations thereunder. The effect of these allocations to a unitholder purchasing common units in an offering, including the offering made pursuant to this prospectus, will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of purchase. In addition, items of recapture income are allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income. Finally, although we do not expect that our operations will result in the creation of negative capital accounts to unitholders, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account and "tax" capital account, will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of the partner's interest in us, which will be determined by taking into account all the facts and circumstances, including the partners' relative contributions to us, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation. Orrick, Herrington & Sutcliffe LLP is of the opinion that, with the exception of the issues described in "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," the allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

        Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the General Partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

        Treatment of Short Sales.    A unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of ownership of those common units. If so, he would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, deduction or loss with respect to those common units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder with respect to those common units would be fully taxable; and

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  all of these distributions would appear to be treated as ordinary income.

        Counsel has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their common units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any of our items of income, gain, deduction or loss for purposes of the alternative minimum tax. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. The election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Treasury Regulations under Section 743 of the Internal Revenue Code require a partnership that adopts the remedial allocation method (which we have adopted and will continue to use) to depreciate any portion of the Section 743(b) adjustment attributable to Section 704(c) built-in gain on recovery property under Section 168 of the Internal Revenue Code over the remaining recovery period for such Section 704(c) built-in gain. Treasury Regulations under Section 197 similarly require any portion of the Section 743(b) adjustment attributable to Section 704(c) built-in gain on amortizable Section 197 intangibles to be amortized over the remaining amortization period for such Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 of the Internal Revenue Code is generally required to be depreciated using either the straight-line method or the 150 percent declining balance method. Under our partnership agreement, we have adopted a convention to preserve the uniformity of common units even if that convention is not consistent with specified Treasury Regulations. Please read "—Uniformity of Common Units."

        Although counsel is unable to opine as to the validity of this method because there is no direct or indirect controlling authority on this issue, we depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of property contributed to us, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Section 704(c) built-in gain, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to specified unitholders. Please read "—Uniformity of Common Units."

        A Section 754 election is advantageous if the transferee's tax basis in his common units is higher than the common units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his common units is lower than such common units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or adversely by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and we will make them on the basis of assumptions as to the value of our assets and other matters. The allocation of the Section 743(b) adjustment must be made in accordance with the Internal Revenue Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment allocated by us to tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and the deductions resulting from them reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our view, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We currently use the year ending December 31 as our taxable year and we have adopted the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its allocable share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    The adjusted tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately adjusted gain or loss on the disposition of these assets. The federal income tax burden associated with the excess of the fair market value of our assets over their tax basis immediately prior to any offering will be borne by the General Partner and other unitholders as of that time. Please read "—Tax Treatment of Unitholders—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deduction being taken in the early years after assets are placed in service. If we dispose of depreciable property by sale or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own may be required to recapture those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs incurred in selling our common units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. Uncertainties exist regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized. The underwriting discounts and commissions we incur are treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates as to the relative fair market values, and determinations of the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers with respect to valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to these adjustments.

Disposition of Common Units

        Recognition of Gain or Loss.    A unitholder will recognize gain or loss on a sale of common units equal to the difference between the amount realized and the unitholder's tax basis for the common units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of any other property received plus his share of our non-recourse liabilities. Because the amount realized includes a unitholder's share of our non-recourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in common units, on the sale or exchange of a common unit will generally be taxable as capital gain or loss. Gain or loss recognized on the sale of common units held for more than 12 months will generally be taxed as long-term capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the sale of the common unit and may be recognized even if there is a net taxable loss realized on the sale of the common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of common units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals the amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult with his tax advisor as to the possible consequences of the application of this ruling and the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or a related person enters into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to a partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses are determined annually, are prorated on a monthly basis and are subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the NYSE on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business is allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

        The use of this method may not be permitted under existing Treasury Regulations. Accordingly, counsel is unable to opine on the validity of this method of allocating income and losses between the transferors and the transferees of common units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among partners whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns common units at any time during a quarter and who disposes of these common units prior to the record date set for a cash distribution with respect to that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Notification Requirements.    A unitholder who sells or exchanges common units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange (or, if earlier, January 15 of the year following the sale). A purchaser of units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements. Additionally, a transferee of a common unit will be required to furnish a statement to the IRS, filed with its income tax return for the taxable year in which the sale or exchange occurred, that sets forth the amount of the consideration paid for the common unit. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

        Constructive Termination.    We will be considered to have been terminated if there is a sale or exchange of 50 percent or more of the total interests in our capital and profits within a 12-month period. Our termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in its taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Common Units

        Because we cannot match transferors and transferees of common units, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulations dealing with Section 743 adjustments. Any non-uniformity could have a negative impact on the value of the common units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        Consistent with the regulations under Section 743, we depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743, but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to apply with respect to a material portion of our assets. To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Section 704(c) built-in gain, we apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This approach will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any common units that would not have a material adverse effect on the unitholders. Counsel has not opined as to the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this type of challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of common units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on "unrelated business taxable income." Virtually all of our taxable income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to that unitholder.

        Non-resident aliens and foreign corporations, trusts or estates which hold common units will be considered to be engaged in business in the U.S. because of ownership of common units. As a consequence they will be required to file federal tax returns in respect of their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income which is effectively connected with the conduct of a U.S. trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, we will withhold at applicable rates on actual cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on an applicable Form W-8 (or other applicable form) in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

        Because a foreign corporation which owns common units will be treated as engaged in a U.S. trade or business, that corporation may be subject to U.S. branch profits tax at a rate of 30 percent, in addition to regular federal income tax, on its allocable share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a U.S. trade or business. An income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a "qualified resident" may reduce or eliminate this tax. In addition, such a unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        The IRS has ruled that a foreign partner who sells or otherwise disposes of an interest in a partnership will be subject to federal income tax on gain realized on the disposition of that partnership interest to the extent that the gain is deemed to be effectively connected with a U.S. trade or business of the foreign partner. Apart from this ruling, a foreign unitholder would not be taxed upon the disposition of a common unit if that foreign unitholder has held less than five percent in value of the common units during the five-year period ending on the date of the disposition and if the common units are regularly traded on an established securities market at the time of the disposition.

        Sections 1471 through 1474 of the Code ("FATCA") require that "withholdable payments"(defined generally to include certain U.S. source payments, such as interest, dividends, rent, compensation and certain other payments, including any gross proceeds realized upon the sale or other disposition of any property that can produce U.S. source interest or dividends) and certain "passthru payments" (generally defined as certain payments attributable to "withholdable payments") made to a foreign financial institution (an "FFI") will be subject to a 30% withholding tax unless the FFI has in effect a valid agreement (an "FFI Agreement") with the Secretary of the Treasury (the "Treasury") that obligates the FFI to obtain certain information from investors, to comply with certain information reporting and due diligence requirements and to provide annual reports with respect to certain direct or indirect U.S. investors or certain exemptions are met.

        Moreover, FATCA requires that "withholdable payments" made to a non-financial foreign entity will be subject to a 30% withholding tax if certain requirements are not met. In general, those requirements are that (1) the non-financial foreign entity will have to provide the withholding agent with either: (A) a certification that the non-financial foreign entity does not have any substantial U.S. owners (very generally, U.S. persons that own (directly or indirectly) more than 10% of the non-financial foreign entity) or (B) the name, address, and taxpayer identification number of each substantial U.S. owner of the non-financial foreign entity, (2) the withholding agent does not know or have reason to know that any information provided under item (1) (above) is incorrect, and (3) the withholding agent reports the information provided under item (1)(B) (above) as required by the IRS.

If, under any of the foregoing rules, a unitholder fails to provide the required information to the Partnership (or enter into an FFI Agreement, if so required), we or such unitholder could be subject to the 30% withholding tax described above. Distributions to a unitholder will be reduced by any withholding imposed on the Partnership in respect of such unitholder under FATCA.

        FATCA generally will apply to (1) withholdable payments made after June 30, 2014, (2) gross proceeds realized after December 31, 2016 upon the sale or other disposition of any property that can produce U.S. source interest or dividends and (3) certain passthru payments made after the later of December 31, 2016 and the date on which final Treasury Regulations defining such passthru payments are issued.

        Unitholders should consult their own tax advisors regarding the possible implications of FATCA on their investment in the Partnership.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes each unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the unitholder's share of income, gain, loss and deduction. Any of these conventions may not yield a result which conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those accounting and reporting conventions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an audit of this kind may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction is determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the "tax matters partner" for these purposes. Our partnership agreement appoints the General Partner as our tax matters partner.

        The tax matters partner will make some elections on our behalf and on behalf of the unitholders and can extend the statute of limitations for assessment of tax deficiencies against unitholders with respect to items in our returns. The tax matters partner may bind a unitholder with less than a one percent profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the tax matters partner. The tax matters partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the tax matters partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a one percent interest in our profits and by the unitholders having in the aggregate at least a five percent profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return.

Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

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  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  whether the beneficial owner is

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  a person that is not a U.S. person,

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  a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

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  a tax-exempt entity;

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  the amount and description of common units held, acquired or transferred for the beneficial owner; and

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  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on common units they acquire, hold or transfer for their own account. Substantial penalties are imposed by the Internal Revenue Code for failure to report such information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

        Reportable Transactions.    Treasury regulations require taxpayers to report certain information on IRS Form 8886 if they participate in a "reportable transaction." Unitholders may be required to file this form with the IRS if we participate in a "reportable transaction." A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million in any single tax year or $4 million in any combination of tax years. Each unitholder is urged to consult with his own tax advisor concerning the application of any of these factors to his ownership of common units. Our participation in a reportable transaction could increase the likelihood that our federal income tax return (and possibly a unitholder's tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, a unitholder may be subject to the following provisions of the Code:

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  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described below at "—Accuracy-Related Penalties,"

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  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

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  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

        Accuracy-Related Penalties.    An additional tax equal to 20 percent of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  •
  for which there is, or was, "substantial authority;" or

  •
  as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return.

        If any item of our income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty. More stringent rules apply to "tax shelters," a term that in this context does not appear to include us.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150 percent or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200 percent or more than the correct valuation, the penalty imposed increases to 40 percent.

        In addition, the 20 percent accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40 percent. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Medicare Tax

        A 3.8 percent Medicare tax is imposed on net investment income earned by certain individuals, estates and trusts. For this purpose, net investment income generally will include a unitholder's allocable share of our income and gain realized by a unitholder from a sale of common units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder's net investment income or (2) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income, or (2) the excess (if any) of the adjusted gross income of the estate or trust over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

State, Local and Other Tax Considerations

        In addition to federal income taxes, a unitholder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which he resides or in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve the nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections."

        It is the responsibility of each unitholder to investigate the legal and tax consequences under the laws of pertinent jurisdictions of his investment in us. Accordingly, we recommend that each prospective unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as U.S. federal and non-U.S., tax returns that may be required of him. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

 INVESTMENT IN TC PIPELINES, LP BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Internal Revenue Code if such plans are subject to Title I of ERISA or Section 4975 of the Internal Revenue Code. As used herein, the term "employee benefit plan" or "plan" includes, but is not limited to, tax-qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans, and tax-deferred annuities or individual retirement accounts established or maintained by an employer or employee organization. Among other things, consideration should be given to:

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  whether such investment is prudent under Section 404(a)(1)(B) of ERISA;

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  whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA;

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  the fact that such investment could result in recognition of unrelated business taxable income by such plan even if there is no net income and, if so, the potential after-tax return could be reduced;

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  the effect of an imposition of income taxes on the potential investment return for an otherwise tax-exempt investor; and

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  whether, as a result of the investment, such plan will be required to file an exempt organization business income tax return with the IRS.

        The person with investment discretion with respect to the assets of an employee benefit plan should determine whether an investment in us is authorized by the appropriate governing instrument and is a prudent investment for such plan.

        In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in us, be deemed to own an undivided interest in our assets. If so, the General Partner also would be a fiduciary of such plan, and we would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of Section 4975 of the Internal Revenue Code.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit an employee benefit plan from engaging in transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under Section 4975 of the Internal Revenue Code with respect to the plan. These provisions also apply to individual retirement accounts which are not subject to Title I of ERISA. The U.S. Department of Labor issued final regulations on November 13, 1986, as subsequently modified by Section 3(42) of ERISA, that provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets." Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

  (1)
  the equity interests acquired by employee benefit plans or other "benefit plan investors" (as defined in Section 3(42) of ERISA) are publicly offered securities, i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under the federal securities laws;

  (2)
  the entity is an "operating company," i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

  (3)
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25 percent of the value of each class of equity interest is held by employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Internal Revenue Code, and any entities whose underlying assets include "plan assets" by reason of a plan's investments in the entity.

        Our assets would not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (1) above. Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

        Governmental plans (as defined in Section 3(32) of ERISA), non-U.S. plans (as defined in Section 4(b)(4) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA), while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Internal Revenue Code, may nevertheless be subject to non-U.S., federal, state, local or other applicable laws that are substantially similar to the foregoing provisions of ERISA and the Internal Revenue Code. Fiduciaries of any such plans should consult with their counsel before purchasing any common units.

 PLAN OF DISTRIBUTION

        We may sell the common units (1) through agents, (2) through underwriters or dealers, (3) directly to one or more purchasers, or (4) pursuant to delayed delivery contracts or forward contracts.

By Agents

        Common units may be sold through agents designated by us. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a reasonable best efforts basis to solicit purchases for the period of their appointment.

By Underwriters or Dealers

        If underwriters are used in the sale of the common units for which this prospectus is delivered, such common units will be acquired by the underwriters for their own account. The underwriters may resell the common units in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the common units offered will be subject to certain conditions. The underwriters will be obligated to purchase all the common units offered if any of the common units are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

        If we utilize a dealer in the sale, we will sell the common units to the dealer, as principal. The dealer may then resell the common units to the public at varying prices to be determined by the dealer at the time of resale.

Direct Sales

        Common units may also be sold directly by us. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered common units directly.

Delayed Delivery Contracts or Forward Contracts

        If indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers to purchase common units from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts or forward contracts providing for payment or delivery on a specified date in the future at prices determined as described in the prospectus supplement. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

General Information

        Underwriters, dealers and agents that participate in the distribution of the common units may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the common units by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation will be described in a prospectus supplement.

        We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make because of those liabilities.

        Because the Financial Industry Regulatory Authority, Inc. ("FINRA") views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.

        Underwriters, dealers and agents or their affiliates may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

 LEGAL MATTERS

        Certain legal and tax matters in connection with the units will be passed upon by Orrick, Herrington & Sutcliffe LLP, San Francisco, California, as our counsel.

EXPERTS

        The consolidated financial statements of TC PipeLines, LP as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Great Lakes Gas Transmission Limited Partnership as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Northern Border Pipeline Company as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Common Units

Representing Limited Partner Interests
Having an Aggregate Offering Price of Up to $200,000,000

PROSPECTUS SUPPLEMENT

Wells Fargo Securities
BofA Merrill Lynch
J.P. Morgan
SunTrust Robinson Humphrey
UBS Investment Bank

August 19, 2014

QuickLinks

TABLE OF CONTENTS
SUMMARY
TC PipeLines, LP
The Offering
RISK FACTORS
USE OF PROCEEDS
TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
ABOUT TC PIPELINES, LP
RISK FACTORS
USE OF PROCEEDS
DESCRIPTION OF COMMON UNITS
MATERIAL TAX CONSIDERATIONS
INVESTMENT IN TC PIPELINES, LP BY EMPLOYEE BENEFIT PLANS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS